
                   CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
                   COMPUTATION OF EARNINGS TO FIXED CHARGES
                    AND EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                  For the twelve months ended June 30, 1996
                                 (Unaudited)


                                                                (In thousands,
                                                                except ratios)
                                                             ------------------
Earnings                                                     $           51,184
Income taxes                                                             26,716
                                                             ------------------
Earnings from continuing operations before income taxes      $           77,900
                                                             ------------------

Fixed charges
    Interest, long-term debt                                             25,461
    Interest, other (including interest on short-term debt)               2,843
    Amortization of debt expense, premium, net                            1,180
    Portion of rentals representative of an interest factor                 683
                                                             ------------------
        Total fixed charges                                  $           30,167
                                                             ------------------

        Earnings from continuing operations before
           income taxes and fixed charges                    $          108,067
                                                             ==================

        Ratio of earnings to fixed charges                                3.58x
                                                             ==================


Fixed charges from above                                     $           30,167
Preferred stock dividends*                                                2,940
                                                             ------------------
    Total fixed charges and preferred stock dividends        $           33,107
                                                             ==================

        Ratio of earnings to combined fixed charges and
           preferred stock dividends                                      3.26x
                                                             ==================

* Preferred stock dividends multiplied by the ratio of pretax income to net income.